Exhibit 99.1

NEWS RELEASE

Gray Reports Record Revenue

Gray Also Reports Broadcast and Corporate Expenses that are Below Guidance

Atlanta, Georgia – November 5, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations for the three-month period (the “third quarter of 2014”) and nine-month period ended September 30, 2014. Revenue for both the third quarter of 2014 and the just-concluded nine-month period set new records for the Company. In addition, our revenue was at the high end of the range of our previously issued guidance of $128.0 million to $132.0 million; our broadcast expenses were below the range of our previously issued guidance of $74.0 million to $75.0 million and our corporate and administrative expenses were below the range of our previously issued guidance of $5.5 million to $6.0 million.

During the nine-month period ended September 30, 2014, we completed six acquisitions. During the third quarter of 2014, we completed the acquisition of WJRT-TV and WTVG-TV, which serve the Flint-Saginaw-Bay City, Michigan, and Toledo, Ohio, television markets, respectively (the “SJL Acquisition”). The stations acquired in the SJL Acquisition contributed $2.0 million of revenue and $0.9 million of broadcast expense to our results for the third quarter of 2014. These amounts were not considered in developing our previously issued guidance for the third quarter of 2014. The financial results of all other acquisitions completed during the nine-month period ended September 30, 2014 had been considered in connection with our previously issued guidance.

For the third quarters and nine-month periods ended September 30, 2014 and 2013, our revenue, broadcast expense, corporate and administrative expense, net income and certain non-GAAP cash flow amounts were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change

Revenue (less agency commissions):
Total	$131,702	$88,288	49%	$330,248	$250,742	32%
Political	$22,029	$1,377	1500%	$33,437	$2,769	1108%

Operating expenses (1):
Broadcast	$73,218	$53,516	37%	$199,604	$158,817	26%
Corporate and administrative	$5,271	$4,470	18%	$21,618	$13,587	59%

Net income	$13,940	$7,073	97%	$16,808	$13,087	28%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$58,429	$34,603	69%	$129,578	$91,419	42%
Broadcast Cash Flow Less
Cash Corporate Expenses	$53,885	$30,388	77%	$110,766	$79,551	39%
Free Cash Flow	$25,309	$13,319	90%	$41,644	$27,021	54%
(1)	Excludes depreciation, amortization and gain on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Highlights:

•

We achieved record revenue for both the third quarter of 2014 and nine-month period ended September 30, 2014, as a result of increased revenue at our preexisting stations, as well as the addition of revenue from our Acquired Stations (defined below).

•

Between October 31, 2013 and September 30, 2014, we completed eight acquisitions in which we acquired the operations of 19 television stations (the “Acquired Stations”). We are successfully integrating the Acquired Stations into our station group.

•

Our only currently pending acquisitions are as follows: (1) the acquisition of KKHD-LD and the programming of KJCT-TV in Grand Junction, Colorado (2) the programming of KXJB-TV in Fargo, North Dakota and (3) the acquisition of KMTF-TV in Helena, Montana. The total consideration remaining to be paid for these acquisitions is approximately $3.7 million. We anticipate closing these transactions in the fourth quarter of 2014.

•

Corporate and administrative expense for the third quarter of 2014 included non-recurring expenses of $0.6 million of legal and other professional expenses associated with our completed and pending acquisitions.

•

For the periods ended September 30, 2014 and December 31, 2013, our total leverage ratio calculated on a trailing eight quarter basis under the terms of our senior credit facility was 6.3 and 5.7, respectively.

Comments on Results of Operations for the Three-Month Period Ended September 30, 2014:

Revenue As Reported.

Total revenue increased $43.4 million, or 49%, to $131.7 million for the third quarter of 2014 compared to the third quarter of 2013. For the third quarters of 2014 and 2013, the Acquired Stations accounted for approximately $28.2 million and $0.0 million of our total revenue, respectively.

The principal components of our revenue for the third quarter of 2014 compared to the third quarter of 2013 were as follows:

•	Local advertising revenue increased $13.3 million, or 27%, to $62.0 million.

•	National advertising revenue increased $2.6 million, or 19%, to $16.2 million.

•	Local and national advertising revenue combined increased $15.9 million, or 25%, to $78.2 million.

•	Internet advertising revenue increased $1.0 million, or 15%, to $7.4 million.

•	Political advertising revenue increased $20.7 million, or 1500%, to $22.0 million.

•	Retransmission consent revenue increased $10.5 million, or 115%, to $19.7 million.

•	Other revenue increased $2.6 million, or 142%, to $4.4 million.

•	Consulting revenue decreased $7.1 million to $0.0 million.

Political advertising revenue increased due to increased advertising by political candidates, political parties and special interest groups in the “on year” of the two-year election cycle. Retransmission consent revenue increased primarily due to increased subscriber rates. During the third quarter of 2013, we recognized a one-time payment of $7.1 million as incentive consulting revenue associated with a now-expired consulting agreement. We did not recognize any consulting revenue in the third quarter of 2014.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 2 of 14

Strong demand for our advertising inventory from political advertisers affected advertising revenue from our non-political advertising revenue categories. Excluding revenue attributable to the Acquired Stations and political advertisers, our five largest advertising categories on a combined local and national basis by customer type for the third quarter of 2014 demonstrated the following changes in revenue during the third quarter of 2014 compared to the third quarter of 2013:

•	automotive decreased 3%;

•	medical increased less than 1%;

•	restaurant decreased 8%;

•	communications decreased 15%; and

•	furniture and appliances decreased 16%.

Revenue on a Combined Historical Basis.

In order to provide more meaningful period over period comparisons, we also present herein certain historical revenue and broadcast expense information on a "Combined Historical Basis."   Combined Historical Basis reflects financial results that have been prepared by adding Gray's historical revenue and broadcast expenses with the historical revenue and broadcast expenses of each of the Acquired Stations from January 1, 2013 (the beginning of the earliest period presented), but it does not include any adjustments for other events attributable to the acquisitions.

On a Combined Historical Basis, total revenue increased $19.5 million, or 16%, to $139.4 million in the third quarter of 2014 as compared to the third quarter of 2013.

On a Combined Historical Basis, the principal components of revenue for the third quarter of 2014 compared to the third quarter of 2013 were approximately as follows:

•	Local advertising revenue decreased $0.9 million, or 1%, to $66.3 million.

•	National advertising revenue decreased $1.6 million, or 8%, to $17.2 million.

•	Local and national advertising revenue combined decreased $2.4 million, or 3%, to $83.5 million reflecting, in part, the strong demand on advertising inventory from political advertisers.

•	Internet advertising revenue increased $0.4 million, or 5%, to $7.5 million.

•	Political advertising revenue increased $21.3 million, or 1184%, to $23.1 million.

•	Retransmission consent revenue increased $7.0 million, or 51%, to $20.9 million.

•	Other revenue increased $0.4 million, or 10%, to $4.4 million.

•	Consulting revenue decreased $7.1 million to $0.0 million.

Broadcast Operating Expenses As Reported.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $19.7 million, or 37%, to $73.2 million for the third quarter of 2014 compared to the third quarter of 2013. For the third quarters of 2014 and 2013, the Acquired Stations accounted for approximately $15.8 million and $0.0 million of our total broadcast expenses, respectively.

•	Compensation expense increased $9.6 million due primarily to the net of the following:

◦	Salary expense increased $7.6 million resulting primarily from the addition of personnel at the Acquired Stations.

◦	Incentive compensation increased $1.0 million.

◦	Healthcare costs increased $0.3 million reflecting increased claim activity.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 3 of 14

◦	Non-cash stock-based compensation increased $0.3 million. Broadcast non-cash stock-based compensation expense increased due to the grant of restricted common stock to certain employees in 2014.

◦	Pension expense decreased $0.6 million.

•	Non-compensation expense increased $10.1 million due primarily to the following:

◦	Network affiliation fees increased $3.4 million reflecting in part, increased fees payable to the ABC network under our affiliation agreements that renewed January 1, 2014.

◦	National sales representation fees increased $1.2 million due to commissions paid on increased revenue.

◦	Syndicated programming costs, software license fees, consulting fees expense and other professional fees also increased.

Broadcast Operating Expenses on a Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $4.7 million, or 6%, to $78.2 million for the third quarter of 2014 compared to the third quarter of 2013.

Corporate Operating Expenses As Reported.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $0.8 million, or 18%, to $5.3 million.

•	Non-compensation expense increased $0.6 million primarily due to increases in legal and other professional fees associated with our completed and pending acquisitions.

•	Compensation expense increased $0.2 million primarily due to increases in non-cash stock-based compensation and routine increases in salary expense.

Comments on Results of Operations for the Nine-Month Period Ended September 30, 2014:

Revenue as Reported.

Total revenue increased $79.5 million, or 32%, to $330.2 million for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. For the nine months ended September 30, 2014 and 2013, the Acquired Stations accounted for approximately $40.7 million and $0.0 million of our total revenue, respectively.

The principal components of our revenue for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 were as follows:

•	Local advertising revenue increased $23.7 million, or 16%, to $169.8 million.

•	National advertising revenue increased $2.3 million, or 5%, to $44.3 million.

•	Local and national advertising revenue combined increased $26.0 million, or 14%, to $214.1 million.

•	Internet advertising revenue increased $2.2 million, or 12%, to $20.7 million.

•	Political advertising revenue increased $30.7 million, or 1108%, to $33.4 million.

•	Retransmission consent revenue increased $25.2 million, or 89%, to $53.5 million.

•	Other revenue increased $2.6 million, or 42%, to $8.6 million.

•	Consulting revenue decreased $7.1 million to $0.0 million.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 4 of 14

Political advertising revenue reflected increased advertising by political candidates, political parties and special interest groups during the “on year” of the two-year political advertising cycle. Retransmission consent revenue increased primarily due to increased subscriber rates. Local and national advertising revenue in the nine months ended September 30, 2014 benefited from approximately $3.8 million earned from the broadcast of the 2014 Winter Olympic Games on our then fourteen NBC affiliated stations. There was no corresponding Olympic Games advertising revenue during the nine months ended September 30, 2013. Local and national advertising revenue included the broadcast of the 2014 Super Bowl on our then five FOX channels, which earned us approximately $0.2 million, a decrease of approximately $0.9 million compared to the broadcast of the 2013 Super Bowl on our then 20 CBS channels that earned us approximately $1.1 million. As noted in our discussion of our revenue for the third quarter of 2014, we recorded a one-time payment of $7.1 million during 2013 as incentive consulting revenue associated with a now-expired consulting agreement.

Strong demand for our advertising inventory from political advertisers affected advertising revenue from our non-political advertising revenue categories. Excluding revenue attributable to the Acquired Stations and political advertisers, our five largest advertising categories on a combined local and national basis by customer type for the nine-month period ended September 30, 2014 demonstrated the following changes in revenue during the nine-month period ended September 30, 2014 compared to the nine-month period ended September 30, 2013:

•	automotive increased 4%;

•	medical increased 5%;

•	restaurant decreased 11%;

•	communications decreased 8%; and

•	furniture and appliances decreased 10%.

Revenue on a Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $50.0 million, or 15%, to $393.9 million for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013.

On a Combined Historical Basis, the principal components of revenue for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 were approximately as follows:

•	Local advertising revenue increased $4.3 million, or 2%, to $205.2 million.

•	National advertising revenue decreased $4.3 million, or 8%, to $52.8 million.

•	Local and national advertising revenue combined decreased $0.1 million, or 0%, to $257.9 million reflecting, in part, the strong demand on advertising inventory from political advertisers.

•	Internet advertising revenue increased $1.5 million, or 7%, to $22.0 million.

•	Political advertising revenue increased $33.5 million, or 975%, to $37.0 million.

•	Retransmission consent revenue increased $22.5 million, or 55%, to $63.7 million.

•	Other revenue decreased $0.4 million, or 3%, to $13.4 million.

•	Consulting revenue decreased $7.1 million to $0.0 million.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 5 of 14

Broadcast Operating Expenses As Reported.

Broadcast expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $40.8 million, or 26%, to $199.6 million for the nine-month period ended September 30, 2014 compared to the nine-month period ended September 30, 2013. For the nine months ended September 30, 2014 and 2013, the Acquired Stations accounted for approximately $25.3 million and $0.0 million of our total broadcast expenses, respectively.

•	Compensation expense increased $19.2 million due primarily to the net of the following:

◦

Non-cash paid-time-off increased $3.9 million reflecting the non-cash increase in expense for paid-time-off due to a change in our employee benefit policy. This non-cash charge is a non-recurring charge.

◦	Salary expense increased $16.2 million resulting primarily from the addition of personnel at the Acquired Stations.

◦	Healthcare costs increased $1.1 million reflecting increased claim activity.

◦	Non-cash stock-based compensation increased $1.2 million. Broadcast non-cash stock-based compensation expense increased due to the grant of restricted common stock to certain employees in 2014.

◦	Pension expense decreased $1.8 million.

•	Non-compensation expense increased $21.6 million due primarily to the net of the following:

◦	Network affiliation fees increased $7.9 million reflecting, in part, increased fees payable to the ABC network under our affiliation agreements that renewed January 1, 2014.

◦	National sales representation fees increased $1.8 million due to commissions paid on increased revenue.

◦	Programming costs, software license fees, consulting fees, bad debt expense and other professional fees also increased.

Broadcast Operating Expenses on a Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $18.5 million, or 8%, to $236.3 million for the nine-month period ended September 30, 2014 compared to the nine-month period ended September 30, 2013.

Corporate Operating Expenses As Reported.

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $8.0 million, or 59%, to $21.6 million.

•	Non-compensation expense increased $6.2 million primarily due to increases in legal and other professional fees of $5.7 million associated with our completed and pending acquisitions.

•	Compensation expense increased $1.8 million primarily due to increases in non-cash stock-based compensation expenses and routine increases in salary expense.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 6 of 14

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended
	September 30,

	2014	2013

Revenue (less agency commissions)	$131,702	$88,288
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	73,218	53,516
Corporate and administrative	5,271	4,470
Depreciation	8,228	6,024
Amortization of intangible assets	3,823	9
Loss on disposals of assets, net	6	49
Operating expenses	90,546	64,068
Operating income	41,156	24,220
Other income (expense):
Miscellaneous income (expense), net	11	-
Interest expense	(18,619)	(12,656)
Income before income tax	22,548	11,564
Income tax expense	8,608	4,491
Net income	$13,940	$7,073

Basic per share information:
Net income	$0.24	$0.12
Weighted-average shares outstanding	57,863	57,713

Diluted per share information:
Net income	$0.24	$0.12
Weighted-average shares outstanding	58,394	58,078

Political advertising revenue (less agency commissions)	$22,029	$1,377

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 7 of 14

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Nine Months Ended
	September 30,

	2014	2013

Revenue (less agency commissions)	$330,248	$250,742
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	199,604	158,817
Corporate and administrative	21,618	13,587
Depreciation	21,598	17,762
Amortization of intangible assets	5,291	40
Loss (gain) on disposals of assets, net	385	(56)
Operating expenses	248,496	190,150
Operating income	81,752	60,592
Other income (expense):
Miscellaneous income, net	14	-
Interest expense	(49,718)	(37,790)
Loss from early extinguishment of debt	(4,897)	-
Income before income tax expense	27,151	22,802
Income tax expense	10,343	9,715
Net income	$16,808	$13,087

Basic per share information:
Net income	$0.29	$0.23
Weighted-average shares outstanding	57,857	57,600

Diluted per share information:
Net income	$0.29	$0.23
Weighted-average shares outstanding	58,330	57,907

Political advertising revenue (less agency commissions)	$33,437	$2,769

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 8 of 14

Other Financial Data:

	September 30, 2014	December 31, 2013
	(in thousands)

Cash	$79,807	$13,478
Long-term debt including current portion	$1,306,470	$842,874
Borrowing availability under our senior credit facility	$40,000	$30,000

	Nine Months Ended September 30,
	2014	2013
	(in thousands)

Net cash provided by operating activities	$88,404	$51,590
Net cash used in investing activities	(477,066)	(19,603)
Net cash provided by financing activities	454,991	266
Net increase in cash	$66,329	$32,253

Guidance for the Three Months Ending December 31, 2014 (the “fourth quarter of 2014”):

We currently anticipate that our results of operations (which include the expected results of operations of Excalibur Broadcasting, LLC, a variable interest entity whose results are consolidated with those of Gray in accordance with GAAP (as defined below)) for the fourth quarter of 2014, will be within the ranges presented in the table below. These estimates do not include any impact from any pending acquisitions.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the Fourth	Actual Fourth	the Fourth	Actual Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2014	2013	2014	2013	2013
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$171,000	79%	$174,000	82%	$95,556

OPERATING EXPENSES
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$84,500	44%	$86,500	48%	$58,594
Corporate and administrative	$6,200	0%	$6,500	4%	$6,223

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$46,000	2415%	$47,000	2470%	$1,829

Comments on Fourth Quarter 2014 Guidance:

Fourth Quarter of 2014 on an “As Reported Basis.”

Based on our current forecasts for the fourth quarter of 2014, we anticipate the following changes from the three-month period ended December 31, 2013 (the “fourth quarter of 2013”) as outlined below. Our total revenue estimates for the fourth quarter of 2014 include approximately $47.4 million of revenue estimated to be contributed collectively by the Acquired Stations.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 9 of 14

Revenue.

•	We believe our fourth quarter of 2014 local advertising revenue, excluding political advertising revenue, will increase by approximately 28% to 32%.

•	We expect our fourth quarter of 2014 national advertising revenue, excluding political advertising revenue, will increase by approximately 20% to 25%.

•	We anticipate our fourth quarter of 2014 internet advertising revenue, excluding political advertising revenue, will increase by approximately 5% to 7%.

•	We believe our fourth quarter of 2014 retransmission consent revenue will increase by approximately 88%, or $10.1 million, to $21.6 million.

Operating expenses (before depreciation, amortization and gain on disposal of assets).

Our total broadcast operating expense estimates for the fourth quarter of 2014 include approximately $21.4 million of broadcast operating expense estimated to be incurred collectively by the Acquired Stations.

The anticipated increase in corporate and administrative expense for the fourth quarter 2014 compared to the fourth quarter of 2013 is expected to be due primarily to increases in incentive compensation and legal fees.

Fourth Quarter of 2014 on a “Combined Historical Basis”.

Based on our current forecasts for the fourth quarter of 2014, we anticipate the following changes from the Combined Historical Basis fourth quarter of 2013 as outlined below.

Revenue:

•	We believe our fourth quarter of 2014 total revenue will increase by approximately 35% to 37%.

•	We believe our fourth quarter of 2014 local advertising revenue, excluding political advertising revenue, will decrease slightly by low single digits.

•	We expect our fourth quarter of 2014 national advertising revenue, excluding political advertising revenue, will decrease slightly by low single digits.

•

These anticipated results of local and national advertising revenue, excluding political advertising reflect, in part, the strong demand for our available advertising inventory from political advertisers during the fourth quarter of 2014.

•	We anticipate our fourth quarter of 2014 internet advertising revenue, excluding political advertising revenue, will be generally consistent with our 2013 results.

•

We believe our fourth quarter of 2014 political revenue will range between $46.0 million and $47.0 million bringing anticipated full year 2014 political revenue to range between $83.0 million and $84.0 million. Our fourth quarter of 2013 political revenue was approximately $2.7 million.

•	We believe our fourth quarter of 2014 retransmission consent revenue will increase by approximately 35% to approximately $21.6 million.

Operating expenses (before depreciation, amortization and gain on disposal of assets) on a Combined Historical Basis:

Our total broadcast operating expenses for the fourth quarter of 2014 are anticipated to increase from the fourth quarter of 2013 on a Combined Historical Basis by approximately $6.7 million. This increase reflects expected increases in network affiliation fees of $2.7 million (reflecting, in part, increased fees payable to the ABC network for our affiliation agreements that renewed January 1, 2014) and an increase of approximately $2.0 million in national sales representative commissions expected to be payable in the fourth quarter of 2014 on anticipated political revenue.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 10 of 14

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month and nine-month periods ended September 30, 2014 and 2013, respectively (dollars in thousands):

	Three Months Ended September 30,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$62,029	47.1%	$48,728	55.2%
National	16,158	12.3%	13,585	15.4%
Internet	7,431	5.6%	6,476	7.3%
Political	22,029	16.7%	1,377	1.6%
Retransmission consent	19,674	14.9%	9,165	10.4%
Other	4,381	3.4%	1,814	2.1%
Consulting	-	0.0%	7,143	8.0%
Total	$131,702	100.0%	$88,288	100.0%

	Nine Months Ended September 30,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$169,751	51.4%	$146,025	58.2%
National	44,332	13.4%	42,061	16.8%
Internet	20,676	6.3%	18,439	7.4%
Political	33,437	10.1%	2,769	1.1%
Retransmission consent	53,450	16.2%	28,253	11.3%
Other	8,602	2.6%	6,052	2.4%
Consulting	-	0.0%	7,143	2.8%
Total	$330,248	100.0%	$250,742	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 11 of 14

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s credit facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements.

Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, loss from early extinguishment of debt, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expense is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Free Cash Flow is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, interest expense (net of amortization of deferred financing costs and amortization of original issue discount on our debt), capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 12 of 14

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income	$13,940	$7,073	$16,808	$13,087
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	8,228	6,024	21,598	17,762
Amortization of intangible assets	3,823	9	5,291	40
Non-cash stock based compensation	981	255	4,032	1,719
Loss (gain) on disposals of assets, net	6	49	385	(56)
Miscellaneous (income) expense, net	(11)	-	(14)	-
Interest expense	18,619	12,656	49,718	37,790
Loss from early extinguishment of debt	-	-	4,897	-
Income tax expense	8,608	4,491	10,343	9,715
Amortization of program broadcast rights	3,309	2,829	9,227	8,492
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	7	18	21
Network compensation revenue recognized	(122)	(156)	(343)	(470)
Payments for program broadcast rights	(3,502)	(2,849)	(11,194)	(8,549)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	4,544	4,215	18,812	11,868
Broadcast Cash Flow	58,429	34,603	129,578	91,419
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(4,544)	(4,215)	(18,812)	(11,868)
Broadcast Cash Flow Less Cash Corporate Expenses	53,885	30,388	110,766	79,551
Pension expense	1,518	2,156	4,611	6,464
Contributions to pension plans	(1,996)	(1,082)	(4,713)	(3,686)
Interest expense	(18,619)	(12,656)	(49,718)	(37,790)
Amortization of deferred financing costs	764	412	2,158	1,235
Amortization of original issue (premium) or discount on Notes	(215)	69	(647)	206
Purchase of property and equipment	(9,996)	(5,953)	(20,452)	(18,441)
Income taxes paid, net of refunds	(32)	(15)	(361)	(518)
Free Cash Flow	$25,309	$13,319	$41,644	$27,021

See the previous page for the definition of Non-GAAP terms.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. Upon completion of all pending transactions, we will own and/or operate television stations in 44 television markets broadcasting 139 program streams including 76 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). At that time, our owned and/or operated stations will include 26 channels affiliated with the CBS Network, 24 channels affiliated with the NBC Network, 16 channels affiliated with the ABC Network and 10 channels affiliated with the FOX Network. We will then own and/or operate the number-one ranked television station in 29 of those 44 markets and the number-one or number-two ranked television station operations in 40 of those 44 markets. We reach approximately 8.1 percent of total United States television households.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2014     Page 13 of 14

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2014 or other periods, future expenses, the completion of pending acquisitions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of November 5, 2014. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2013 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our third quarter operating results on November 5, 2014. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1 (800) 499-4035 and the confirmation code is 3796251. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 3796251 until December 5, 2014.

For information contact:	Web site: www.gray.tv
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V. P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

Gray Television, Inc.

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